Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124647) pertaining to the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan and in the Registration Statement (Form F-3 No. 333-137697) and related prospectus of Teekay LNG Partners L.P. for the registration of up to $400,000,000 in total aggregate offering price of an indeterminate number of common units and debt securities of our report dated March 12, 2007, with respect to the consolidated financial statements of Teekay LNG Partners L.P. and its subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2006.

Vancouver, Canada	/s/ ERNST & YOUNG LLP
May 10, 2007	Chartered Accountants